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                                PROMISSORY NOTE

(Aus) $1,000,000.00                                             January 12, 2001

     FOR VALUE RECEIVED, THE GOODWILL GROUP PTY LIMITED (ACN 056 258 201), a corporation organized and existing under the laws of Australia ("Maker"), promises to pay to the order of FAI HOME SECURITY HOLDINGS PTY LTD., a corporation organized and existing under the laws of Australia ("Holder"), at the office of the Holder, Level 2, AMP Centre, 50 Bridge Street, Sydney, NSW 2000. Australia, or at such other place as the Holder may from time to time designate, the principal sum of ONE MILLION AUSTRALIAN DOLLARS AND ZERO CENTS ((Aus) $1,000,000.00), in lawful money of Australia in immediately available funds, payable on such dates as set forth below.

     Maker shall pay the aggregate outstanding principal amount of this Note in installments as follows:

     (i) Two Hundred Thousand Australian Dollars ((Aus) $200.000) on or before June 30, 2001;

     (ii) Two Hundred Fifty Thousand Australian Dollars ((Aus) $250,000.00) on or before December 31, 2001; and

     (iii) Five Hundred Fifty Thousand Australian Dollars ((Aus) $550,000.00) on or before December 31, 2002; and

     (iv) within 30 days after the receipt of any cash dividends paid to the Maker with respect to the stock of owned by Maker (and pledged to Holder pursuant to the Pledge Agreement referred to below), Maker shall make a mandatory prepayment of the outstanding principal amount of this Note in an amount equal to one hundred percent (100%) of such cash dividends.

     This Note shall not bear interest prior to a default in payment. All principal payments in respect of this Note shall be accompanied by accrued interest on the principal amount being repaid to the date of payment and shall be applied to the remaining payments in inverse order of maturity. This Note may be prepaid in whole or in part at any time.

     The indebtedness evidenced by this Note is secured by a Pledge Agreement of even date herewith; provided, however, that no remedy conferred on Holder herein or therein or otherwise is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at low or in equity or by statute or any other provision of law.

     Upon notice to the Maker, the entire unpaid principal amount of this Note, together with all accrued interest thereon, shall at the option of the Holder, forthwith become and be due and
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payable if any one or more of the following events (each an "Event of Default")
shall have occurred and be continuing at the time of such notice:

          (a) If default shall be made in the payment of any installment of the principal of this Note when and as the same shall become due and payable;

          (b) if the Maker shall (i) admit in writing its inability to pay its debts generally as they become due, (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act, (iii) make an assignment for the benefit of creditors, (iv) consent to the appointment of a receiver for itself or of the whole or any substantial part of its property, (v) on a petition in bankruptcy filed against it, be adjudicated bankrupt, (vi) file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any similar applicable law or any statute of Australia or the United States of America or any State therein, district or territory thereof, or (vii) breach any representation, warranty, provision or covenant of the Maker in the aforementioned Pledge Agreement.

          (c) if a court of a competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Maker, a receiver of the Maker or of the whole or any substantial part of its property, or approving a petition filed against it seeking reorganization or arrangement of the Maker under the bankruptcy laws of Australia or the United States of America or any other applicable law or statute, and such order, judgment or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of entry thereof; or

          (d) if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Maker or of the whole or any substantial part of its property and such custody or control shall not be terminated or stayed within ninety (90) days from the date of assumption of such custody or control.

     Upon default in the payment of principal hereof, this Note shall bear interest at the lesser of (i) ten percent (10%) per annum and (ii) the highest rate then allowable by applicable law.

     No failure by the holder of this Note to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by such holder of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which such holder may otherwise have.

     No modification, recession, waiver, forbearance, release or amendment of any provision of this Note shall be made, except by a written agreement duly executed by the undersigned and the holder hereof.

     In the event Holder or any holder hereof shall refer this Note to an attorney for collection, Maker agrees to pay, in addition to unpaid principal and interest, all the costs and expenses

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incurred in attempting or effecting collection hereunder, including without limitation, actual attorney's fees.

     THIS NOTE IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, AND SHALL BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF MAKER AND INSURE TO THE BENEFIT OF HOLDER, AS SUCCESSORS, ENDORSEES AND ASSIGNS.

     If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

     All payments and prepayments of the principal amount of this Note and interest hereon and the respective dates thereof shall be endorsed by the Holder on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by the Holder in its internal records; provided, however, that the failure of the Holder to make such a notation or any error in such a notation shall not in any manner affect the obligations of the Maker to make payments of principal and interest in accordance with the terms of this Note.

     IN WITNESS WHEREOF, the Maker has hereunto set its hand and executed this Note as of the date first above written.


                                Maker:
                                THE GOODWILL GROUP PTY LIMITED

                                By:  /s/ Bradley D. Cooper
                                    ------------------------------
                                    As power of attorney for the Goodwill Group
                                    PTY Limited Registered No 4237 No 86

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